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Exhibit 99.2

CONSENT OF ROTHSCHILD INC.

The Board of Directors
Telewest Global, Inc.
160 Great Portland Street
London W1W 5QA
United Kingdom

        We hereby consent to the use of our opinion letter dated December 14, 2005 to the Board of Directors of Telewest Global, Inc. ("Telewest") included as Appendix D of the joint proxy statement/prospectus which forms a part of the Registration Statement of Telewest on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Telewest with NTL Incorporated, and to the references to such opinion in such joint proxy statement/prospectus under the caption "THE MERGER—Opinions of Telewest's Financial Advisors to the Telewest Board of Directors—Opinion of Rothschild Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ ROTHSCHILD INC. ROTHSCHILD INC.

New York, NY
December 14, 2005

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  Exhibit 99.2